EX-4.5

SPECTRUMDNA, INC.

INVESTMENT AGREEMENT

In connection with the issuance to the undersigned (hereinafter “Holder”) of shares of common stock (the “Shares”) of SPECTRUMNDA, INC., a Delaware corporation (the “Company”), on a monthly basis in lieu of the Holder’s first-tier increase in salary of $833.33 per month commencing as of June 1, 2007 and continuing monthly thereafter until the earlier of (i) May 1, 2008, or (ii) the date in which the Holder is no longer a full-time employee of the Company, , the Holder hereby acknowledges and agrees that the Holder is entitled to receive pursuant thereto 1,667 Shares per month for seven consecutive months from June through December 2007 and 1,515 Shares per month for each of January and February 2008. The Holder further represents and warrants to the Company as follows:

  1.  Investor Status. Holder represents that the Holder (i) is able to bear the economic risks of his or her investment in the Shares and to afford the complete loss of the investment; and (ii) has a pre-existing personal or business relationship with either the Company or any affiliate thereof of such duration and nature as would enable a reasonably prudent investor to be aware of the character, business acumen and general business and financial circumstances of the Company or such affiliate, or by reason of his or her business or financial experience or the business or financial experience of his or her professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, could be reasonably assumed to have the capacity to protect his or her own interests in connection with the investment, and is otherwise personally qualified to evaluate and assess the risks, nature and other aspects of the investment. Holder understands that the Shares are being offered to him in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Company is relying upon the truth and accuracy of, and Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Holder set forth herein in order to determine the availability of such exemptions and the eligibility of Holder to receive the Shares.

  2. Investment Experience; Suitability. Holder is familiar with the type of risks inherent in the acquisition of securities such as the Shares and Holder’s financial position is such that he can afford to retain the Shares for an indefinite period of time without realizing any direct or indirect cash return on his or her investment.

  3.  Investment Purpose. Holder represents that the Shares are being issued to the Holder for his or her own account, for investment purposes only and not for distribution or resale to others in contravention of the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Holder agrees that he will not sell or otherwise transfer the Shares being issued to him unless such shares are registered under the Securities Act or unless an exemption from such registration is available.

  4.  Information. Holder and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of Company and materials relating to the offer and sale of the Shares which have been requested by Holder or his advisors. Holder and his advisors, if any, have been afforded the opportunity to ask questions of the Company. Notwithstanding the foregoing, Company has not disclosed to Holder any material nonpublic information and will not disclose such information unless such information is disclosed to the public prior to or promptly following such disclosure to Holder. Holder understands that his investment in the Shares involves a significant degree of risk. Holder represents that the issuance of the Shares is not being accomplished by the publication of any advertisement.

IN WITNESS WHEREOF, the Holder has caused this Investment Agreement to be executed as of the date indicated below.

Jeffrey Kuehn
Print or Type Name

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Signature

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Address

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Soc. Sec. No.

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Date